SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON ETF INVESTMENT ADVISER, LLC
201 Washington Street

Boston, Massachusetts 02108

August 2, 2021

Insight North America LLC
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

BNY Mellon ETF Trust (the "Trust") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board. The Trust employs BNY Mellon ETF Investment Adviser, LLC (the "Adviser") to act as each Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser is authorized to and desires to retain you to act as each Fund's sub-investment adviser with respect to that portion of the Fund's assets which may be assigned to you from time to time (the "sub-advised assets"). You hereby agree to accept such retention, to render the services and to assume the obligations set forth herein with respect to the sub-advised assets for the compensation provided herein.

In connection with your serving as sub-investment adviser to each Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this sub-investment advisory agreement (the "Agreement"). The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Trust's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management subject to and in accordance with (i) each Fund's investment objective(s), policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you by the Adviser; (ii) any applicable procedures or policies adopted or approved by the Adviser or the Trust's Board with respect to each Fund as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; (iv) any order or no-action letter governing the operation of the Trust or a Fund; and (v) any written instructions which the Adviser or the Trust's Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of each Fund, the Trust or the Adviser unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment. With respect to the foregoing, the Adviser will seek to provide you with prior notice of any update, modification or amendment of such documents or other procedures or policies of each Fund, the Trust or the Adviser that is reasonably sufficient to provide you with the time necessary to make any changes to the Fund's portfolio that are required to comply with such procedures or policies in an orderly manner. In connection with your duties hereunder, you (a) will obtain and provide investment research and supervise each Fund's investments with respect to the sub-advised assets and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others. You agree that, in the placing of portfolio transactions for execution, you will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services. You may cause each Fund to pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Trust, the Fund and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Such authorization is subject to termination at any time by the Trust's Board for any reason. In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Adviser, the Funds' principal underwriter or any other sub-investment adviser to a Fund if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust's Rule 17e-1 procedures as they may be provided to you by the Adviser from time to time. In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Funds' principal underwriter, any other sub-investment adviser to a Fund or any person affiliated with you, the Adviser, the Funds' principal underwriter, any other sub-investment adviser to a Fund or a Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect. The Adviser will periodically provide you with a list of the affiliates of the Adviser, each Fund or the Funds' principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which each Fund may not invest, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by each Fund.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in each Fund's Prospectus and Statement of Additional Information, and you shall assume responsibility for the voting of such proxies pursuant to proxy voting procedures approved by the Adviser. You are authorized and agree to act on behalf of each Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Trust or the Adviser otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the sub-advised assets. You also shall have no obligation to initiate any legal proceeding (including, without limitation, class actions and bankruptcies) with respect to the securities constituting the sub-advised assets and you shall not file proofs of claims relating to the sub-advised assets. The Adviser shall furnish you with copies of the Funds' Prospectuses and Statements of Additional Information. You will be provided the opportunity to review and approve any description of you and your investment process set forth in each Fund's Prospectus, Statement of Additional Information and any supplements thereto. The Adviser also will furnish you with copies of any Prospectus or Statement of Additional Information supplements that disclose any changes to a Fund's investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to each Fund.

You will furnish to the Adviser or the Trust such information, with respect to the investments which each Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Trust may reasonably request. The Trust and the Adviser wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Trust or the Adviser from time to time such information as you may believe appropriate for this purpose. In connection therewith, you will notify the Adviser if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements affecting the investments which each Fund holds or, at a time relevant to such proceeding, class action or settlement, has held in the sub-advised assets. Upon reasonable request, you will make available your officers and employees, including the portfolio managers named in each Fund's Prospectus and/or Statement of Additional Information, to meet with the Trust's Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of each Fund for the sub-advised assets in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Trust's Board and the Adviser with such periodic and special reports as the Trust's Board or the Adviser reasonably may request. You hereby agree that all records which you maintain for the Trust or the Adviser are the property of the Trust or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Trust or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Trust or the Adviser any records which you maintain for the Trust or the Adviser upon request by the Trust or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act. You will promptly notify the Trust's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in a Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Trust in connection with each Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act. Such assistance shall include, but not be limited to, (i) providing the Trust's Chief Compliance Officer upon request with descriptions of your relevant compliance policies and procedures; (ii) certifying periodically, upon the request of the Trust's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Trust's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Trust's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Trust's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Trust's Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Trust, in a form satisfactory to the Trust, to be relied upon by the Trust's officers certifying the Trust's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust, each Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Trust, each Fund or each Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Trust is expressly made a third party beneficiary of this Agreement with rights as respect to each Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month a fee at the annual rate set forth on Schedule 1 hereto. If the Adviser waives all or a portion of the management fee it is entitled to receive from a Fund, the fee payable to you pursuant to this Agreement with respect to that Fund may be reduced as you and the Adviser mutually agree. The fee for the period from the effective date of this Agreement to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of each Fund's net assets shall be computed in the manner specified in the relevant Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets. Net asset value shall be computed on such days and at such time or times as described in each Fund's then-current Prospectus and Statement of Additional Information.

You agree to monitor the sub-advised assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser, the Trust's Valuation Committee or the Trust's Board, you agree to provide additional reasonable assistance to the Adviser, the Trust's Valuation Committee, the Trust's Board and the Trust's pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of each Fund (other than those expressly borne by the Funds pursuant to the Management Agreement) will be borne by the Adviser, except to the extent specifically assumed by you.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Trust to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies, private funds or other pooled investment vehicles and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by the Fund.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to a Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule
12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust, each Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Trust, each Fund or each Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on your part in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties under this Agreement. You shall indemnify and hold harmless the Adviser, the Trust and each Fund against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) ("Losses") to which the Adviser, the Trust or a Fund become subject arising out of or based on any untrue statement of a material fact contained in the Fund’s Prospectus and/or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or Fund or the omission to state therein a material fact known to you that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by you to the Adviser, the Trust or Fund for use therein. The Adviser shall indemnify you and hold you harmless against any and all Losses to which you may become subject arising out of or based on any untrue statement of a material fact contained in the Fund’s Prospectus and/or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished by you to the Adviser, the Trust or the Fund for use therein. In no event will you have any responsibility for any other series of the Fund, for any portion of a Series' assets not managed by you or for the acts or omissions of any other sub-investment adviser to the Fund or the Series. In particular, in the event that you manage only a segment of a Series' assets, you shall have no responsibility for the Series being in violation of any applicable law or regulation or investment policy or restriction applicable to the Series as a whole, or for the Series failing to qualify as a regulated investment company under the Internal Revenue Code, if the securities and other holdings of the segment of the Series' assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of the Fund or a separate regulated investment company under the Internal Revenue Code, unless such violation was due to your failure to comply with written guidelines adopted by the Fund or the Adviser and provided to you.

You may delegate some of your duties under this Agreement to one or more of your affiliates; provided, however, that (i) you shall provide prior notice to the Adviser of any such delegation and the Adviser consents to such delegation, (ii) any delegation of investment advisory duties within the definition of "investment adviser" under the Investment Company Act is subject to and conditioned on the approval of the Fund's Board and/or the relevant Series' shareholders as may be required pursuant to Section 15 of the Investment Company Act, (iii) you at all times shall supervise and oversee the performance of any such services delegated by you to your affiliate, (iv) no additional charges, fees or other compensation shall be paid by the Adviser, the Fund or the Series for any such services delegated by you to your affiliate, and (v) you at all times shall remain liable to the Adviser, the Fund and the Series for your obligations under this Agreement regardless of whether services hereunder are provided by you or any of your affiliates.

As to each Fund, this Agreement shall continue until the date set forth opposite such Fund's name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or made at a non-in person meeting if consistent with guidance provided by the Securities and Exchange Commission or its staff. As to each Fund, this Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Trust's Board or by vote of the holders of a majority of the Fund's outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Trust and the Adviser. This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Trust and the Adviser, or you shall notify the Trust and the Adviser, as applicable, as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to each Fund (the "Brochure Supplement"). The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

It is understood that, unless otherwise indicated on Schedule 1 hereto, the Adviser has claimed an exclusion from the definition of "commodity pool operator" ("CPO") with respect to each Fund pursuant to, and in accordance with, Commodity Futures Trading Commission (“CFTC”) Rule 4.5. The Adviser represents and warrants that it is not subject to regulation as a CPO by the CFTC or the National Futures Association with respect to each Fund and agrees to furnish a copy of a Fund's Rule 4.5 filing to you upon request. You agree to manage the sub-advised assets in a manner that will permit the Adviser to continue to rely on the exclusion from the definition of CPO with respect to each Fund pursuant to, and in accordance with, CFTC Rule 4.5, unless otherwise agreed to in writing by the Adviser. The Adviser agrees to notify you in the event that the Adviser is no longer eligible to rely on the exclusion from the definition of CPO under Rule 4.5 with respect to a Fund or a Fund's Rule 4.5 filing is withdrawn. The Adviser confirms that it is a Qualified Eligible Person (“QEP”) in accordance with CFTC regulations and hereby gives its consent to a Fund being treated as an exempt account under Rule 4.7 of the CFTC regulations.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. The rights of indemnification herein shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law and shall survive termination of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

Notice is hereby given that the obligations of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust or a Fund.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON ETF INVESTMENT ADVISER, LLC

By: /s/ Stephanie M. Pierce
Name: Stephanie M. Pierce
Title: CEO, ETF and Index

Accepted:

INSIGHT NORTH AMERICA LLC

By:	/s/ John Ariola
Name: John Ariola
Title: Head of Financial Analysis

SCHEDULE 1

Name of Fund	Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

BNY Mellon Responsible Horizons Corporate Bond ETF	0.175%	March 2, 2023	March 2nd